INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment
No. 20 to Registration Statement No. 33-64872 of American Century Capital
Portfolios, Inc. on Form N-1A of our reports dated May 12, 2000, appearing in the Annual Reports of Large Cap Value Fund, Value Fund, Small Cap Value Fund,
and Equity Income Fund, four of the funds comprising American Century Capital
Portfolios, Inc. for the year ended March 31, 2000, in the Statement of
Additional Information, which is part of this Registration Statement, and to the reference to us under the caption "Financial Highlights" in the Prospectus, which is also part of such Registration Statement.

/*/ Deloitte & Touche LLP
Deloitte & Touche LLP

Kansas City, Missouri
April 16, 2001